Exhibit 5

Reed Smith LLP
2500 One Liberty Place
1650 Market Street
John D. Martini	Philadelphia, PA 19103-7301
Direct Phone: 215 241 7908	215.851.8100
Email: jmartini@reedsmith.com	Fax 215.851.1420

January 30, 2004

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033

Ladies and Gentlemen:

You have requested our opinion in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 500,000 common shares, par value $0.50 per share (the “Common Shares”), of Schering-Plough Corporation (the “Corporation”) on a registration statement on Form S-8 (the “Registration Statement”) pertaining to The Schering-Plough Puerto Rico Employees’ Retirement Savings Plan (the “Plan”). Additionally, you have requested our opinion in connection with the compliance of the form of the Plan document with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

We have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Corporation; communications or certifications of public officials; written statements of officers, directors, and representatives of the Corporation; contractual representations; the Plan document; and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Common Shares have been duly authorized by the Corporation and, when (a) issued and delivered by the Corporation in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, the Common Shares will be legally issued, fully paid, and non-assessable. Additionally, we are of the opinion that the form of the Plan document complies in all material respects with ERISA.

This opinion is limited to the general corporation laws of the State of New Jersey and the federal law of the United States, and we do not express any opinion herein concerning any other law. This opinion is intended solely for the Corporation’s use in connection with the registration of the Common Shares and may not be relied upon for any other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid

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r e e d s m i t h . c o m

Schering-Plough Corporation	Reed Smith
January 30, 2004

subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in facts or law that may hereafter occur.

Very truly yours,

REED SMITH LLP

John D. Martini